UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CRESCENT FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CRESCENT FINANCIAL CORPORATION

1005 High House Road

Cary, North Carolina 27513

(919) 460-7770

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

April 27, 2004

NOTICE is hereby given that the Annual Meeting of Shareholders of Crescent Financial Corporation (the “Company”) will be held as follows:

Place:	MacGregor Downs Country Club 430 St. Andrews Lane Cary, North Carolina

Date:	April 27, 2004

Time:	3:00 p.m.

The purposes of the meeting are:

1.	To elect four members of the Board of Directors for terms of three years and one member for a two year term.

2.	To ratify the appointment of Dixon Hughes PLLC as the Company’s independent public accountants for 2004.

3.	To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

By Order of the Board of Directors

/s/ Michael G. Carlton
Michael G. Carlton President and Chief Executive Officer

March 31, 2004

CRESCENT FINANCIAL CORPORATION

1005 High House Road

Cary, North Carolina 27513

(919) 460-7770

PROXY STATEMENT

Mailing Date: On or about March 31, 2004

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

April 27, 2004

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed appointment of proxy by the Board of Directors of Crescent Financial Corporation (the “Company”) for the 2004 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at MacGregor Downs Country Club, 430 St. Andrews Lane, Cary, North Carolina, at 3:00 p.m. on April 27, 2004, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are Bruce W. Elder and Thomas E. Holder, Jr. Shares represented by each appointment of proxy which is properly executed and returned, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of the five nominees for director named in Proposal 1 below and FOR Proposal 2. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Bruce W. Elder, Secretary of the Company, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails, appointments of proxy may be solicited in person or by telephone by the Company’s officers, directors and employees without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Record Date

The close of business on March 5, 2004 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of its common stock, par value $1.00 per share, of which 20,000,000 shares are authorized and preferred stock, no par value, of which 5,000,000 shares are authorized. As of March 31, 2004, there were 3,509,314 shares of common stock and no shares of preferred stock outstanding. There are approximately 2,200 holders of record of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the five directors receiving the greatest number of votes shall be elected. In the case of Proposal 2 below, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal. Abstentions and broker non-votes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders. However, appointments of proxy voted against the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Ownership of Voting Securities

As of March 31, 2004, no one person known to the Company was a beneficial owner of more than five percent (5.0%) of the Company’s common stock.

As of March 31, 2004, the beneficial ownership of the Company’s common stock, by directors and executive officers individually, and as a group, was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)(2)	PERCENT OF CLASS (3)

Brent D. Barringer Cary, NC	40,940(4)	1.16

Michael G. Carlton Cary, NC	98,434(5)	2.73

Joseph S. Colson, Jr. Cary, NC	74,640	2.11

Bruce W. Elder Cary, NC	20,065(6)	0.57

Thomas E. Holder, Jr. Cary, NC	22,859(7)	0.65

Bruce I. Howell Cary, NC	49,516(8)	1.40

James A. Lucas Cary, NC	163,324	4.62

Kenneth A. Lucas Garner, NC	121,351	3.43

Sheila Hale Ogle Cary, NC	33,158	0.94

Francis R. Quis, Jr. Cary, NC	15,930	0.45

Jon S. Rufty Cary, NC	31,094(9)	0.88

Stephen K. Zaytoun Raleigh, NC	23,013	0.65

All Directors and Executive Officers as a Group (12 persons)	693,964	18.36

(1)	Except as otherwise noted, to the best knowledge of the Company’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Barringer – 15,664 shares; Mr. Carlton – 421 shares; Mr. Elder – 2,943; and Ms. Ogle – 19,231 shares.

(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Company: Mr. Barringer – 11,277; Mr. Carlton – 76,847; Mr. Colson – 25,522; Mr. Elder – 17,054; Mr. Holder – 19,212; Mr. Howell – 18,000; Mr. James Lucas – 27,468; Mr. Kenneth Lucas – 27,468; Ms. Ogle – 13,927; Mr. Quis – 8,949; Mr. Rufty – 12,865; and Mr. Zaytoun – 11,277.

(3)	The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 3,509,314 shares of common stock outstanding as of December 31, 2003, and (ii) options to purchase shares of common stock which are exercisable within 60 days of December 31, 2003.

(4)	Includes 3,456 shares held in Mr. Barringer’s spouse’s SEP/IRA account.

(5)	Includes 276 shares held by Mr. Carlton as custodian for minor children.

(6)	Includes 68 shares owned individually by Mr. Elder’s children.

(7)	Includes 574 shares held by Mr. Holder as custodian for minor children.

(8)	Includes 574 shares held by Mr. Howell’s spouse and 1,918 shares held by Mr. Howell as Executor of Trust for Leroy I. Howell (deceased).

(9)	Includes 2,397 shares held by Mr. Rufty’s spouse and 2,395 shares held by Mr. Rufty as custodian for minor children.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the Securities and Exchange Commission (“SEC”) regarding the amount of and changes in their beneficial ownership of the Company’s common stock. To the best of the Company’s knowledge, all such ownership reports have been timely filed and the ownership status of the Company’s common stock is current.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s Bylaws provide that its Board of Directors shall consist of between seven (7) and fifteen (15) members, as determined by the Board of Directors or the shareholders. If there are more than nine (9) members, the Board shall be divided into three classes approximately equal in number with each class being elected for three year terms on a staggered basis. The Board of Directors has set the number of directors of the Company at ten (10). The following four (4) directors, whose terms expire at the Annual Meeting, have been renominated to the Board for three year terms:

Name and Age	Position(s) Held	Director Since[1]	Principal Occupation and Business Experience During Past 5 Years
Brent D. Barringer (44)	Director	1998	Attorney and Partner, Barringer Law Firm, LLP, Cary, NC.

Sheila Hale Ogle (64)	Director	1998	Owner and CEO, Media Research Planning & Placement, Inc., Cary, NC (advertising).

Jon S. Rufty (49)	Director	1998	Owner and President, Rufty Homes, Inc., Cary, NC (residential construction company).

Stephen K. Zaytoun (46)	Director	1998	Owner and President, Zaytoun & Associates, Inc., Cary, NC (insurance agency).

(1)	Includes service as a director of Crescent State Bank (the “Bank”) which reorganized into the bank holding company form of organization in 2001. Each director also serves as a director of the Bank.

The following director, whose term will expire at the Annual Meeting, has been renominated to the Board for a two year term:

Name and Age	Position(s) Held	Director Since[1]	Principal Occupation and Business Experience During Past 5 Years
Francis R. Quis, Jr. (54)	Director	2000	Owner and President, Quis Machinery, Inc., Southern Pines, NC (industrial machinery distributor).

(1)	Includes former service as a director of Centennial Bank, Southern Pines, North Carolina. Centennial Bank was acquired by the Company on August 29, 2003. Mr. Quis also serves as a director of the Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES ABOVE FOR DIRECTOR OF THE COMPANY FOR THE TERMS INDICATED.

Incumbent Directors

The Company’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since[1]	Term Expires	Principal Occupation and Business Experience During Past 5 Years
Michael G. Carlton (42)	1998	2005	President and Chief Executive Officer, Crescent Financial Corporation and Crescent State Bank, Cary, NC, 1998-Present

Bruce I. Howell (61)	1998	2005	President Emeritus, Wake Technical Community College, Raleigh, NC.

James A. Lucas (52)	1998	2005	Partner, James A. Lucas and Company, LLP, Certified Public Accountants, Raleigh, NC.

Joseph S. Colson, Jr. (56)	1998	2006	Retired from Lucent Technologies, Inc.; formerly President, International Regions and Professional Services, Lucent Technologies, 1997-1998; Director, InterDigital Communications Corp., King of Prussia, PA (traded under symbol “IDCC” on Nasdaq), 1998-2003.

Kenneth A. Lucas (49)	1998	2006	President and Chief Executive Officer, The Tar Heel Companies of North Carolina, Inc., Raleigh, NC (real estate property management and development, formerly named Tar Heel Management and Maintenance Co.); Secretary-Treasurer, Carolina Janitorial and Maintenance Supply, Inc., 1995-Present; President and Chief Executive Officer, Tar Heel Commercial Realty, Inc., Raleigh, NC.

(1)	Includes service as a director of the Bank which reorganized into the bank holding company form of organization in 2001. Each director also serves as a director of the Bank.

Director Relationships

Only one family relationship on the Board of Directors exists. James A. Lucas and Kenneth A. Lucas are brothers. No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) thereof, or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

Board of Directors. The Company’s Board of Directors held fourteen (14) meetings during 2003. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he or she served. The Company does not have a formal policy regarding director attendance at meetings of shareholders, however, each director is encouraged to attend shareholder meetings. At the 2003 annual meeting, all of the Company’s directors were in attendance.

The Company’s Board of Directors has several standing committees including an Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

Report of the Audit Committee

The Audit Committee is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the internal audit programs of the Company and the Bank. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Company’s audit process in 2003, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Dixon Hughes PLLC (“Dixon Hughes”), all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Dixon Hughes disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Dixon Hughes their independence.

Based on the review and discussions above, the Audit Committee (i) recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2003 for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Dixon Hughes PLLC as auditors for 2004.

The Company’s common stock is traded on the Nasdaq SmallCap Market and the Audit Committee members are “independent” and “financially literate” as defined by the Nasdaq listing standards. The Board of Directors has determined that James A. Lucas, Jr., a member of the Audit Committee, meets the requirements recently adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

This report is submitted by the Audit Committee:

Sheila Hale Ogle—Chairperson

Joseph S. Colson, Jr.

James A. Lucas, Jr.

Jon S. Rufty

Frank R. Quis

Compensation Committee. The members of the Compensation Committee in 2003 were Messrs. Howell, J. Lucas, Zaytoun and Ms. Ogle. The Compensation Committee reviews and recommends to the board the annual compensation, including salary, stock option grants, incentive compensation, and other benefits for senior management and other Company and Bank employees. The Compensation Committee met nine (9) times in 2003.

Executive Committee. The members of the Executive Committee in 2003 were Messrs. Barringer, Carlton, Colson, Howell, and J. Lucas. The Executive Committee is empowered to act for the entire Board during intervals between Board meetings. The Executive Committee met three (3) times in 2003.

Nominating Committee. The members of the Nominating Committee are Messrs. Barringer, Colson, Howell and J. Lucas. The duties of the Nominating Committee are: (i) to assist the Board of Directors, on an annual basis, by identifying individuals qualified to become board members, and to recommend to the board the director nominees for the next meeting of shareholders at which directors are to be elected; (ii) to assist the Board of Directors by identifying individuals qualified to become board members, in the event a vacancy on the board exists and that such vacancy should be filled; and (iii) to recommend to the Board of Directors, on an annual basis, director nominees for each board committee, in the event the chairperson of the Board of Directors delegates such responsibility to the Nominating Committee

The Company’s common stock is traded on the Nasdaq SmallCap Market and the members of the Nominating Committee are “independent” as defined by Nasdaq listing standards. The bylaws of the Company state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Company’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the Annual Meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Company if elected. The bylaws of the Company require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Company’s market area and have owned at least 1,000 shares of the Company’s common stock for a period of twelve (12) months preceding the date of the nomination with a commitment to own at least 5,000 shares of the Company’s common stock by the end of the third year of service as a director. In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. The Nominating Committee has adopted a formal written charter which is attached to this Proxy Statement as Exhibit A.

Director Compensation

Board Fees. As of December 31, 2003, each director received $550 and the chairperson received $600 per board meeting attended. Each director received $300 and the chairperson received $375 per committee meeting attended. Mr. Carlton did not receive any fees for committee meeting attendance. At each individual director’s option, all fees may be paid in the form of shares of stock of the Company purchased on the open market pursuant to the Directors Compensation Plan which was adopted by the Board of Directors in 2001.

1999 Nonstatutory Stock Option Plan for Directors. The shareholders of the Bank approved the 1999 Nonstatutory Stock Option Plan for Directors (the “1999 Nonstatutory Option Plan”) at the 1999 Annual Meeting of Shareholders pursuant to which options covering 192,120 shares, as adjusted for stock dividends, of the Bank’s common stock were available for issuance to members of the Board of Directors and the board of any subsidiary. In connection with the reorganization of the Bank into the holding company form of organization which resulted in the creation of the Company in 2001, the 1999 Nonstatutory Option Plan was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock. All other initial provisions of the 1999 Nonstatutory Option Plan as originally approved by the shareholders remain in effect. No options were granted under the 1999 Nonstatutory Option Plan during 2003.

2000 Nonstatutory Stock Option Plan for Directors. Upon the Company’s acquisition of Centennial Bank on August 29 2003, the Centennial Bank 2000 Nonstatutory Stock Option Plan (the “2000 Nonstatutory Stock Option Plan”) was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock. The 2000 Nonstatutory Stock Option Plan was originally approved by the shareholders of Centennial Bank in 2000, and the acquisition of Centennial Bank, including the adoption of Centennial Bank’s existing stock option plans, was approved by the shareholders of the Company on July 22, 2003. The 2000 Nonstatutory Stock Option Plan authorizes the issuance of options covering 97,653 shares, as adjusted for stock dividends, of the Company’s common stock. No options were granted under the 2000 Nonstatutory Stock Option Plan during 2003 and no further options may be granted under this Plan.

Executive Officers

Set forth below is certain information regarding the executive officers of the Company and the Bank.

NAME	AGE	POSITION WITH COMPANY	BUSINESS EXPERIENCE
Michael G. Carlton	42	President, Chief Executive Officer, and director of Company and Bank	President and Chief Executive Officer, Crescent Financial Corporation and Crescent State Bank, Cary, NC, 1998-Present.

Bruce W. Elder	41	Vice President and Secretary of Company and Senior Vice President and Chief Financial Officer of Bank	Vice President and Secretary, Crescent Financial Corporation and Senior Vice President and Chief Financial Officer, Crescent State Bank, Cary, NC, 1998-Present; Chief Financial Officer, Mutual Community Savings Bank, SSB, Durham, NC, 1996-1998.

Thomas E. Holder, Jr.	44	Senior Vice President and Senior Credit Officer of Bank	Senior Vice President and Senior Credit Officer, Crescent State Bank, Cary, NC, 1998-Present; Commercial Lending Officer, Centura Bank, Raleigh, NC, 1997-1998.

Executive Compensation. On December 31, 2003, the Company and the Bank entered into employment agreements (the “Employment Agreements”) with Michael G. Carlton, President and Chief Executive Officer, Bruce W. Elder, Senior Vice President, Secretary, and Treasurer, and Thomas E. Holder, Jr., Senior Vice President and Senior Credit Officer (collectively, the “Executives”). The Employment Agreements for Messrs. Carlton and Elder supercede employment contracts previously in effect for each of them.

The Employment Agreements establish the Executives’ duties and compensation and provide for their continued employment with the Company and the Bank. Each of the Employment Agreements provides for a three-year term of employment with automatic one-year extensions of the term on each anniversary of the original December 31 effective date, unless the Board of Directors of the Company elects not to extend the term.

The Employment Agreements provide for annual base salaries of $150,000, $101,472, and $104,678 for Messrs. Carlton, Elder and Holder respectively. The Employment Agreements provide that the Board of Directors shall review the base salary amounts not less often than annually and shall be adjusted annually for cost of living increases and may be adjusted for increases beyond cost of living increases. No salary decreases are permitted. The Employment Agreements also provide for discretionary bonuses, participation in pension, profit sharing and other retirement plans maintained by the Bank on behalf of all of its employees, as well as fringe benefits normally associated with the officers’ executive positions or made available to all other employees, including indemnification rights as an officer of the Company or the Bank.

The Employment Agreements provide that employment of an Executive terminates upon his death and after 30 day’s notice of disability by the Executive Committee. In the case of disability, the Executive is entitled to certain unpaid but earned compensation and benefits. Also, each Employment Agreement may be terminated at any time upon 60 day’s notice. If an Executive is terminated for “cause” (as defined in the Employment Agreements as acts of fraud, embezzlement, gross negligence, intentional wrongful damage and the like), the Executive is only entitled to receive compensation and benefits through the effective date of the termination. Mr. Carlton may only be terminated for “cause” if a specific resolution to that effect is adopted by a 75% vote of the Board of Directors, Mr. Carlton not included. If Mr. Carlton is terminated without cause, or if he terminates his employment with the Company for “good reason” (as defined in his Employment Agreement as reduction in salary, responsibilities, participation in benefit plans and the like), he will be entitled to continue to receive his existing salary from the Company for a period of 24 months following the effective date of his termination, the cash-out of the value of unvested stock options, life and medical insurance benefits for a period of time and other benefits. Should either Messrs. Elder or Holder be terminated without cause, he will be paid a 12 month salary unless such termination occurs within 12 months of a “change in control” of the Company. In the later event, Messrs. Elder and Holder will receive more substantial benefits due to their benefits under the Salary Continuation Agreements discussed below.

Mr. Carlton’s Employment Agreement establishes certain protections should he be terminated in connection with a “change in control” of the Company. In the event that Mr. Carlton is involuntarily terminated without “cause,” or in the event that Mr. Carlton terminates his employment for “good reason” within 24 months of a “change in control” he is entitled to receive three times the aggregate total of his annual base salary and bonus amounts. In addition, Mr. Carlton will continue to receive life and medical insurance benefits for a period of time, become fully vested in certain benefits and be entitled to a final contribution to his 401(k) plan. For purposes of both the Employment Agreements and the Compensation Agreements discussed below, “change in control” is defined as the merger of the Company with another corporation resulting in the Company’s shareholders immediately before the merger owning less than a majority of the combined voting power of the resulting corporation; the acquisition by any person or group acting in concert of 25% or more of the outstanding voting stock of the Company; the changeover within two consecutive years of a majority of the members of the board of directors of the Company; or the sale of all or substantially all of the Company’s assets.

The Company has also entered into Salary Continuation Agreements and Endorsement Split Dollar Agreements (the “Compensation Agreements”) with each of Messrs. Carlton, Elder and Holder. Compensation Agreements such as these are becoming increasingly common in the banking industry. The reason is that caps on qualified plan contributions and distributions, as well as Social Security, often limit bank executives’ retirement benefits to 30% to 50% of final pay. In contrast, other bank staff are unaffected or are less severely affected by those caps and they can therefore end their working careers with retirement benefits at 70% to 90% of final pay. An arrangement such as the Compensation Agreements can remedy the shortfall in executive retirement compensation and deliver retirement benefits commensurate with bank executives’ final pay. The Compensation Agreements are unfunded, but require the Company to accrue an amount of benefits to be paid to each Executive upon retirement at age 65 and under certain other circumstances such as termination after a “change in control”. To offset the accruals, the Company purchased life insurance policies on each Executive, the death benefits of which are designed to pay the Company for the cost of the premiums and accruals for the retirement payments. These one-time premium payments aggregated $2.1 million. The Compensation Agreements provide for each of the Executives to receive monthly payments beginning upon the Executive’s retirement from the Company at age 65, or, under certain circumstances, upon the Executive’s early termination or disability. In addition, the Compensation Agreements provide for a lump sum payment in the event that the Executive’s employment is terminated under certain conditions within 12 months of a “change in control” of the Company. In the case of Mr. Carlton’s Compensation Agreement, the lump sum payment is payable upon a “change in control” of the Company, irrespective of whether Mr. Carlton’s employment is terminated following the “change in control”. The lump sums payable to the Executives should a “change in control” of the Company occur in 2004 are $1,899,551, $1,033,193 and $1,030,198 for Messrs. Carlton, Elder and Holder respectively.

The Compensation Agreement for Mr. Carlton also provides for payment of a tax gross-up benefit if the aggregate benefits payable to him after a “change in control” are subject to excise taxes under certain provisions of the Internal Revenue Code. In general terms, the Internal Revenue Code disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a “change in control”. Additionally, the Internal Revenue Code imposes a 20% excise tax on the executive receiving such excess parachute payments. Should payments to Mr. Carlton be deemed excess parachute payments, he will be entitled to additional payments to compensate him for excise taxes imposed on him as well as for taxes imposed on the gross-up benefit itself. Those additional gross-up benefits would not be deductible payments for the Company. Further, the Company has agreed to pay legal fees incurred by the Executives if their compensation agreements are challenged after a “change in control” up to a maximum of $250,000 for Mr. Carlton and $25,000 each for Messrs. Elder and Holder.

The foregoing is a summary discussion of the Employment Agreements and the Compensation Agreements. The Company has attached each of these agreements as an exhibit to its Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the Securities and Exchange Commission. Reference is made to the complete agreements for a fuller understanding.

The following table shows the cash and certain other compensation paid to or received or deferred by Messrs. Carlton, Elder, and Holder for services in all capacities during 2003, 2002 and 2001. No other current executive officer of the Company or the Bank received compensation for 2003 which exceeded $100,000.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation
Awards
Name and Principal Position	Year	Salary	Bonus[1]	Other Annual Compensation		Securities Underlying Options	All Other Compensation[3]
Michael G. Carlton, President and Chief Executive Officer of the Company and the Bank	2003 2002 2001	$150,000 140,000 130,000	$47,181 52,066 15,822	$33,976 27,944 *	(2) (2)	-0- -0- -0-	$6,000 5,567 3,900

Bruce W. Elder, Secretary of the Company and Senior Vice President and Chief Financial Officer of Bank	2003 2002 2001	$101,472 96,640 90,673	$21,735 20,765 10,230	* * *		-0- -0- -0-	$4,051 3,866 2,724

Thomas E. Holder, Jr., Senior Vice President and Senior Credit Officer of Bank	2003 2002 2001	$104,678 100,170 94,950	$16,735 20,765 10,230	* * *		-0- -0- -0-	$4,180 3,991 2,853

(1)	Bonuses are paid each year based on each prior year’s results, at the discretion of the Compensation Committee.
(2)	Includes use and maintenance of a leased automobile, initiation fees for a local country club and associated dues.
(3)	Includes premiums on life insurance, 401(k) matching contributions and deferred compensation.
*	Perquisites and other personal benefits did not exceed 10% of officer’s total salary.

Stock Options

The following table sets forth information with regard to stock options granted under the Company’s 1999 Incentive Stock Option Plan (the “1999 Incentive Plan”) and the former Centennial Bank 2000 Incentive Stock Option Plan, which was adopted in connection with the Company’s acquisition of Centennial Bank in 2003. Currently 375,258 shares, as adjusted for stock dividends, may be issued under the Company’s Incentive Stock Option Plans.

Aggregated Option Exercises in Fiscal Year 2003

And Fiscal Year End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2003 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2003(1) Exercisable/Unexercisable
Michael G. Carlton	-0-	-0-	64,040 / -0-	$430,989 /-0-
Bruce W. Elder	5,000	$27,900	14,212 / -0-	$95,647 /-0-
Thomas E. Holder, Jr.	-0-	-0-	16,010 / -0-	$107,747 /-0-

(1)	The Company’s stock price on December 31, 2003 was $13.60 per share.

401(k) Savings Plan

On April 9, 1999, the Bank adopted the Crescent State Bank Employees’ 401(k) Plan (the “Plan”) effective January 1, 1999. The Plan provides that employees may elect to defer up to 22% of their salary, subject to the $13,000 limit contained in Section 402(g) of the Internal Revenue Code for the plan year beginning January 1, 2004. The Bank makes matching contributions equal to 50% of a contributing participant’s elective deferral. The maximum matching contribution by the Bank is 3%. A participant becomes vested in his or her individual account derived from Bank matching contributions over a three-year period. Employees are eligible to become contributing participants in the Plan immediately upon employment subject to an age requirement of 18 years. Effective January 1, 2002, the Plan was amended to provide for changes in the matching contributions formula, vesting of Bank match contributions and eligibility for participation. The Plan calls for the Bank to make matching contributions equal to 100% of the contributing participant’s first 3% elective deferral and equal to 50% of the contributing participant’s next 2% elective deferral. The maximum matching contribution is 4%. A participant becomes vested in his or her individual account derived from Bank matching contributions immediately. Due to the immediate vesting in matching contributions, employees must meet a six month service period prior to becoming an eligible contributing participant. The minimum age requirement of 18 years still applies. Matching contributions made under the Plan from January 1, 1999 through December 31, 2001 remain subject to the original three-year vesting schedule.

Indebtedness of and Transactions with Management

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires,

among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company and the Bank, Regulation O has been complied with in its entirety.

PROPOSAL 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed the firm of Dixon Hughes PLLC, Certified Public Accountants, as the Company’s independent public accountants for 2004, subject to shareholder ratification. A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The Company has paid Dixon Hughes PLLC fees in connection with its assistance in the Company’s annual audit and review of the Company’s financial statements. Sometimes the Bank engages Dixon Hughes PLLC to assist in other areas of financial planning. The following table sets forth the fees paid to Dixon Hughes PLLC in various categories in 2003 and 2002.

Category	Amount Paid 2003		Amount Paid 2002
Audit Fees:	$58,840		$64,283
Audit-Related Fees:	21,250	(1)	300	(2)
Tax Fees	2,000	(3)	2,000	(3)
All Other Fees:	-0-		-0-

Total Fees Paid:	$82,090		$66,583

(1)	Fees associated with a tax opinion and certain accounting consultations in connection with the Company’s acquisition of Centennial Bank in 2003.
(2)	Fees for accounting consultations.
(3)	Fees associated with tax planning and compliance.

All services rendered by Dixon Hughes PLLC during 2003 and 2002 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF DIXON HUGHES PLLC AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2005 ANNUAL MEETING

It is anticipated that the 2005 Annual Meeting will be held on a date during April 2005. Any proposal of a shareholder which is intended to be presented at the 2005 Annual Meeting must be received by the Company at its main office in Cary, North Carolina no later than November 15, 2004, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2005 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by February 15, 2004 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to Bruce W. Elder, Corporate Secretary, 1005 High House Road, Cary, North Carolina 27513, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2003 ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BRUCE W. ELDER, VICE PRESIDENT AND CORPORATE SECRETARY, CORPORATE SECRETARY, 1005 HIGH HOUSE ROAD, CARY, NORTH CAROLINA, 27513.

Exhibit A

NOMINATING COMMITTEE CHARTER

Purpose

The Nominating Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Crescent Financial Corporation (the “Company”): (i) to assist the Board, on an annual basis, by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for the next meeting of shareholders at which directors are to be elected; (ii) to assist the Board by identifying individuals qualified to become Board members, in the event the Board determines that a vacancy on the Board exists and that such vacancy should be filled; and (iii) to recommend to the Board, on an annual basis, director nominees for each Board committee, in the event the Chair of the Board delegates such responsibility to the Nominating Committee

Committee Membership

The Committee shall consist of no fewer than three members, each of whom shall be a director of the Company. Each member of the Committee shall: (i) be “independent” as defined by applicable NASDAQ listing standards; and (ii) shall meet all other applicable legal requirements. The Committee will also consider the absence or presence of material relationships with the Company which might impact independence. Members shall be appointed and removed by the Board. A majority of the members of the Committee shall constitute a quorum.

Operations

The Committee shall meet at least once a year. Additional meetings may occur as the Committee deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

The Committee shall have the authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms, at the Company’s expense.

The Committee, and each member of the Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of the Company or its subsidiaries, whom such member believes to be reliable and competent in the matters presented, (ii) counsel, public accountants or other persons as to matters which the member believes to be within the professional competence of such person.

Committee Responsibilities

The Committee shall have the responsibility to develop and recommend criteria for the selection of new directors to the Board, which criteria shall include, but not be limited to, the criteria set forth in Article III, Section 3 of the Company’s bylaws. The Committee shall have the power to apply such criteria in connection with the identification of individuals to be Board members, as well as to apply the standards imposed by all applicable federal laws and the underlying purpose and intent thereof in connection with such identification process.

When vacancies occur on the Board or otherwise at the direction of the Board, the Committee shall actively seek individuals whom the Committee determines meet such criteria and standards for recommendation to the Board as nominee(s).

The Committee shall recommend to the Board, on an annual basis, nominees for election as directors for the next annual meeting of shareholders.

The Committee shall recommend to the Board the nominees for appointment to committees of the Board on at least an annual basis. The Committee shall make other reports to the Board when the Committee deems it appropriate or upon request of the Board.

REVOCABLE PROXY

CRESCENT FINANCIAL CORPORATION

1005 High House Road

Cary, North Carolina 27513

APPOINTMENT OF PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Bruce W. Elder and Thomas E. Holder, Jr. (the “Proxies”), or either of them, as attorneys and proxies, with power of substitution, to vote all outstanding shares of the common stock of Crescent Financial Corporation (the “Company”) held of record by the undersigned on March 5, 2004, at the Annual Meeting of Shareholders of the Company to be held at MacGregor Downs Country Club, 430 St. Andrews Lane, Cary, North Carolina, at 3:00 p.m., on April 27, 2004, and at any adjournments thereof:

1.	ELECTION OF DIRECTORS: Proposal to elect four directors of the Company for three year terms and one director for a two year term.

☐	FOR all nominees listed below (except as indicated otherwise below) ☐ WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:

Three Year Terms	Two Year Term
Brent D. Barringer	Francis R. Quis, Jr.
Sheila Hale Ogle
Jon S. Rufty
Stephen K. Zaytoun

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as the Company’s independent accountants for 2004.

☐ FOR                                                                                           ☐ AGAINST                                                                          ☐ ABSTAIN

3.	OTHER BUSINESS: The Proxies are authorized to vote the shares represented by this Appointment of Proxy according to their best judgment on such other matters as may be presented for action at the Annual Meeting.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE. IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND “FOR” PROPOSAL 2. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED IN PROPOSAL 1 FOR ANY REASON HAVE BECOME UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE AS DIRECTORS, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES. THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.

Dated:	, 2004

(SEAL)

(Signature)

(SEAL)

(Signature if held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD

IN THE ENCLOSED ENVELOPE